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                                                            EXHIBIT 4.1
                                                            -----------

                      MISSISSIPPI VALLEY BANCSHARES, INC.
                  1991 STOCK OPTION PLAN (FIVE-YEAR OPTIONS)
                         (As Amended Through 2/17/99)


         1.    Purpose of Plan:  The purpose of this 1991 Stock Option Plan
               ---------------
(Five-Year Options) (the "Plan") is to aid Mississippi Valley Bancshares,
Inc. (the "Company") and its subsidiaries in securing and retaining officers by making it possible to offer them an increased incentive, in the form of a proprietary interest in the Company, to join or continue in the service of the Company (including its subsidiaries) and increase their efforts for its welfare.
         2.    Granting of Options:  The Compensation and Employee Benefits
               -------------------
Committee ("Committee") of the Company's Board of Directors ("Board") may from time to time grant options to purchase shares of the Company's common stock ("Stock") to officers of the Company or any of its subsidiaries pursuant to this Plan. In granting options, the Committee may consider the recommendations of the Company's Chairman and the chief executive officers of the Company's subsidiaries. No member of the Committee shall be eligible to participate in the decision to grant options under this Plan if such member has been granted or awarded equity securities of the Company under this Plan or any other plan of the Company during the one year before the commencement of such member's service on the Committee or during such service.
         The total number of Shares that may be optioned under the Plan from time to time is 1,340,000 less the number of shares subject to outstanding or exercised options under the Company's 1988 Stock Option Plan (Five-Year Options). Shares optioned may consist, in whole or in part, of unissued Shares or reacquired Shares. If any Shares that have been optioned cease to be subject to option, they may again be optioned under the Plan and for the purpose of this Section 2 shall not be considered as having been theretofore optioned. The foregoing number of Shares may be increased or decreased by events stated in Section 4.
         No option may be granted under the Plan before the date on which this Plan is adopted by the Board or after December 31, 2004, unless this Plan is extended, but options theretofore granted may



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extend beyond that date.  No option holder ("Participant") shall have any rights of a stockholder as to Shares under option until such Shares shall have been issued to the Participant upon due exercise of the option.
         3.    Terms of Options:  The terms of each option granted under the
               ----------------
Plan shall be as determined from time to time by the Committee, consistent however, with the following:
         (a) The option price shall be not less than the last sale price of the Stock as reported on the NASDAQ National Market System on the date the option is granted. Payment in full in cash shall be made for all Shares purchased.
         (b)   No option shall be exercisable after five years from the date it is granted, except as provided in subparagraph (e).
         (c)   Each option shall be for a maximum of 15,000 Shares and shall not vest earlier than at the rate of 25% of the total number of Shares subject to the option for each full year elapsed since the date the option is granted, subject to acceleration in the event of a change in control of the Company.
         (d) The option shall not be transferable by the Participant otherwise than by will or by laws of descent and distribution, and except as provided in subparagraph (e) the option shall be exercisable only by the Participant and only during the period of the Participant's employment by the Company or any of its subsidiaries.
         (e) In the event of the death of the Participant or the termination of the Participant's employment by reason of disability or incapacity, then to the extent that the Option was vested and exercisable on the date of the Participant's death or of such termination of employment, it may be exercised by the Participant's personal representative, conservator (if any) or guardian (if any), respectively, for a period of ninety days following the date of the Participant's death or of such termination of employment.


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         (f)   The option agreements authorized under the Plan shall contain such other provisions and restrictions as the Committee shall deem advisable.
         (g) The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any of its business or assets.
         4.    Stock Adjustment:  In the event of any stock dividend on,
               ----------------
split-up or combination of, or other change in, the Company's common stock, then the number or kind of Shares available for option under the Plan or subject to an option thereunder shall be correspondingly added to, increased, diminished or changed, without increase or decrease in the aggregate purchase price of all Shares subject to option before and after such change.
         5.    Administration of Plan:  The Committee shall have the power to
               ----------------------
interpret the Plan, and to make rules for carrying it out. It shall have no power (without the consent of the Participant) to change the terms and conditions of any option except to the extent, if any, provided in such option. The Board or the Executive Committee of the Board may amend, suspend or terminate the Plan at any time. No such amendment, suspension or termination shall affect options then in effect without the consent of the Participant.


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                      MISSISSIPPI VALLEY BANCSHARES, INC.
                      -----------------------------------
           1991 NON-QUALIFIED STOCK OPTION PLAN (FIVE-YEAR OPTIONS)
           --------------------------------------------------------

                               OPTION AGREEMENT
                               ----------------

      This Option Agreement is entered into effective -------------, 19--, between Mississippi Valley Bancshares, Inc., a Missouri corporation (the "Company"), and

                ---------------------------- (the "Optionee").

      WHEREAS, the Company deems it to be in its best interests to promote the loyalty and facilitate the retention of certain officers of the Company or its subsidiaries by offering them an increased incentive, in the form of proprietary interests in the Company, to continue in the service of the Company (including its subsidiaries) and increase their efforts for its welfare, and

      WHEREAS, in furtherance of the above purposes the Company has adopted its 1991 Stock Option Plan (Five-Year Options) (the "Plan"), and desires to afford the Optionee an opportunity to purchase shares of its common stock pursuant to the Plan as hereafter described,

      NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereto do hereby agree as follows:

      1.    Grant of Option.  The Company hereby grants to the Optionee the
            ---------------
right and option (the "Option") to purchase all or any part of the number of shares of the Common Stock of the Company set forth below (the "Shares"), at the purchase price set forth below and on the other terms and conditions herein set forth.

                        TOTAL NUMBER OF SHARES:  --------

                        PURCHASE PRICE PER SHARE:  $-----

      2.    Dates When Option Exercisable.
            -----------------------------

      (a)   The Option shall vest and first become exercisable as follows:

                        ---% ON -------------, 200-;

                        ---% ON -------------, 200-;

                        ---% ON -------------, 200-; AND

                        ---% ON -------------, 200-.

      (b) Except as otherwise provided in paragraph 2(e), the Option shall expire, to the extent it has not already been exercised, at the close of business on the following date:

                    EXPIRATION DATE:  --------------, 200-

      (c) Notwithstanding paragraph 2(a) above, in the event of a Change in Control, as hereinafter defined, the Option shall immediately vest and become exercisable in full. For the purpose of this Option, "Change in Control" shall mean (i) a merger or consolidation of the Company with or into any other entity after which the holders of the voting stock of the Company immediately prior to such merger or consolidation do not own, in substantially the same proportions



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as they owned the voting stock of the Company immediately prior to such merger or consolidation, at least a majority of the voting power of the surviving or resulting entity immediately following such merger or consolidation, or (ii) any change or changes in the beneficial ownership of a majority of the Company's voting stock within any one-year period, including any such change or changes effected in whole or in part by the redemption of outstanding shares or the issuance of new shares.

      (d) Notwithstanding paragraph 2(a) above, in the event of any transaction in which the holders of the Company's common stock shall receive or may elect to receive either cash or securities of an entity other than the Company, the Option shall vest and become exercisable in full not less than 10 days before the last date upon which the shareholders of the Company eligible to participate in, and receive the consideration payable in, such transaction is determined, so as to permit the Optionee to participate in, and receive the consideration payable in, the transaction with respect to the Shares.

      (e) Notwithstanding paragraph 2(b) and Section 3, in the event of the death of the Optionee or termination of the Optionee's employment by reason of his or her disability or incapacity, the Option may be exercised (but only to the extent it was exercisable by the Optionee immediately prior to his or her death or such termination of employment), by the Optionee's personal representative, conservator (if any) or guardian (if any), respectively, in the manner set forth below, for a period of 90 days after the date of the Optionee's death or of such termination of employment.

      3.    Additional Condition to Exercise.  Except as provided in paragraph
            --------------------------------
2(e), the Option may be exercised only if the Optionee shall have continuously served as an employee of the Company or its subsidiaries from the date hereof to and including the date of exercise. It is expressly understood and agreed that nothing herein is intended or shall be construed as an employment contract or as implying any obligation on the part of the Company to continue the Optionee's employment during a period sufficient to permit the Option to vest.

      4.    Method of Exercising Option.  The Optionee may exercise the Option
            ---------------------------
hereby granted on one or more occasions at his or her discretion, on each occasion for all or any part of the Shares for which the Option is then exercisable, by each time delivering to the Secretary of the Company a written notice stating his or her election to exercise the Option and the number of Shares to be purchased, together with cash or check in full payment of the purchase price of the Shares then purchased, plus the amount of any Federal and state withholding taxes payable by the Company as a result of such exercise. The Option shall be deemed to be exercised only upon receipt of such notice and payment by the Secretary.

      5.    Non-Transferability of Option.  The Option shall not be
            -----------------------------
transferable, and may be exercised only by the Optionee or as otherwise provided in paragraph 2(e) or by the Plan. More particularly, but without limiting the generality of the foregoing, the Option may not be assigned, transferred, pledged or hypothecated in any way, other than by will or by operation of law and shall not be subject to execution, attachment or similar process. In the event of the bankruptcy of the Optionee or in the event of any prohibited assignment, transfer, pledge, hypothecation or other disposition of the Option, or the levy of any execution, attachment or similar process upon the Option, the Option shall automatically expire and shall be null and void.

      6.    Share Adjustments.  In the event of any stock dividend on,
            -----------------
reclassification, split-up or combination of, or other change in, the Company's Common Stock, then the number or kind of Shares available for Option shall be correspondingly added to, reclassified, increased, diminished or changed proportionately, without increase or decrease in the aggregate purchase price of all Shares subject to Option before and after such change.


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      7.    No Rights of Optionee as Shareholder.  The Optionee shall have no
            ------------------------------------
rights respecting this Option or the Shares issuable upon exercise of this Option, except as expressly set forth herein; and the Optionee shall have no rights as a shareholder with respect to such Shares until this Option has been duly exercised in accordance with the terms hereof.

      8.    General.  The Company shall at all times during the term of the
            -------
Option reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Option, and shall pay all original issue and transfer taxes with respect to the issue and transfer of Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company incurred in connection therewith.

      IN WITNESS WHEREOF, the Company and the Optionee have executed this Option Agreement as of the date first above written.


                              Company: MISSISSIPPI VALLEY BANCSHARES, INC.




                                     By:------------------------------------
                                          President
ATTEST:

-------------------------------




                                     Optionee: -----------------------------

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